As filed with the Securities and Exchange Commission on June 2, 2010

Registration No. 333-133478

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT NO. 333-133478

UNDER
THE SECURITIES ACT OF 1933
__________________________

YOUBET.COM, INC.
(Exact name of Registrant as specified in its charter)

Delaware	95-4627253
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2600 West Olive Avenue, 5th Floor
Burbank, CA 91505
(818) 668-2100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Daniel Perini, Esq.
General Counsel
5901 De Soto Avenue
Woodland Hills, California 91367
(818) 668-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steve Wolosky, Esq.
Olshan Grundman Frome Rosenzweig & Wolosky LLP
65 East 55th Street
New York, NY 10022-1106
(212) 451-2300

Approximate date of commencement of proposed sale to the public: Not applicable, as this Post-Effective Amendment No. 1 to Form S-3 will deregister the registered but unsold securities under the registration.

If the only securities being registered on this Form are pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act of 1934, as amended.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
__________________________

REMOVAL OF SHARES FROM REGISTRATION

This Post-Effective Amendment No. 1 relates to the following Registration Statement filed by Youbet.com, Inc., a Delaware corporation (the “Company”), on Form S-3 (the “Registration Statement”):

Registration Statement No. 333-133478, which was filed with the Commission on April 21, 2006, pertaining to the “shelf” registration of the Company’s common stock. The Registration Statement registered the Common Stock for resale by the selling security holders named therein.

On June 2, 2010 (the “Effective Time”), pursuant to the terms of the Agreement and Plan of Merger, dated as of November 11, 2010 (the “Merger Agreement”), among the Company, Churchill Downs Incorporated (“CDI”), Tomahawk Merger Corp., a wholly owned subsidiary of CDI (“Merger Sub”), and Tomahawk Merger LLC, a wholly owned subsidiary of CDI, Merger Sub merged with and into the Company, and the Company became a wholly owned subsidiary of CDI (the “Merger”). Pursuant to the terms of the Merger Agreement, upon the completion of the Merger, each share of the Company’s common stock (other than treasury shares of the Company, shares of common stock held by a wholly owned subsidiary of the Company or shares of common stock held by CDI or any of CDI’s subsidiaries) was cancelled and converted into the right to receive a combination of 0.0591 of a share of CDI’s common stock and $0.99 in cash. As a result of the Merger, the offering pursuant to the Registration Statement has been terminated.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement, including the common stock which remains unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on June 2, 2010.

YOUBET.COM, INC.

By:	/s/ David Goldberg
David Goldberg
President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.